Exhibit 99.2

NET1 ANNOUNCES SHARE REPURCHASE AUTHORIZATION

Johannesburg, November 6, 2008 – NET 1 UEPS Technologies Inc. (NASDAQ: UEPS; JSE Limited: NT1) (“Net1” or “the Company”) announced today that its Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock at any time and from time to time through December 31, 2009.

The share repurchase authorization will be used at management’s discretion, subject to limitations imposed by SEC Rule 10b-18 and other legal requirements and subject to price and other internal limitations established by the Board. Repurchases will be funded from the Company’s available cash. Share repurchases may be made through open market purchases, privately negotiated transactions, or both. There can be no assurance that the Company will purchase any shares or any particular number of shares.

The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity and other factors that management deems appropriate.

As of November 6, 2008 Net1 had a total of approximately 58,399,595 shares of common stock issued and outstanding.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

Net1 recently acquired 80.1% of BGS Smartcard System AG (“BGS”), an Austrian company, whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East.

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com